Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Aileron Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	3,000,000 (2)	$4.9034 (3)	$14,710,200 (3)	0.00014760	$2,171.23

Total Offering Amounts					$14,710,200		$2,171.23

Total Fee Offsets							—

Net Fee Due							$2,171.23

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Registrant’s 2021 Stock Incentive Plan, as amended (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents an additional 3,000,000 shares of the Registrant’s common stock, $0.001 par value per share, authorized to be issued under the Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on April 29, 2024.